Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of August 22, 2008 between Netcom Data Southern Corp., a Georgia corporation (“Company”) and William R. Plummer (“Employee”).

WHEREAS, contemporaneously with the execution of this Agreement, United E-Systems, a Nevada corporation (“Buyer”), has purchased all of the outstanding stock of the Company pursuant to a Stock Purchase Agreement to which the Company and the Employee are parties (“Purchase Agreement”); and

WHEREAS, this Agreement is being executed in connection with the Purchase Agreement.

NOW THEREFORE, the parties agree as follows:

1.           Employment.  The Company hereby employs the Employee and the Employee hereby accepts employment with the Company, under the terms and conditions set forth below.

2.           Position and Duties.  The Company hereby employs Employee as Director of Sales and Marketing and his duties will include managing the sales and marketing functions of the Company and the Buyer.  Employee will report directly to, and his duties, responsibilities, and authority will be subject to direction and control by, the Buyer’s Chief Financial Officer and Board of Directors.

3.           Extent of Service.  Employee shall devote his entire working time to the business and affairs of the Company, shall exert his best efforts to promote the best interest of the Company, and will serve the Company loyally and faithfully.  Activity as a passive real estate investor or passive investor in, or outside director for, another business enterprise shall not be considered a violation of this Section as long as such business enterprise is not competing or conducting business with the Company and as long as such activities do not adversely impact the performance of Employee’s duties for the Company. If the Company decides that Employee is no longer needed to fulfill these duties for any reason the contract will be paid in full.

4.           Salary.  For so long as the Employee is an employee of the Company and performs his obligations under this Agreement and under the Non-Competition, Confidentiality, and Non-Solicitation Agreement (“Non-Competition Agreement”) executed contemporaneously herewith, the Company will pay to the Employee for services rendered by him to the Company, an annual salary (“Salary”) payable in equal installments in accordance with the customary payroll practices of the Company which salary will be at an annual rate of $75,000.00. This salary is guaranteed for the three year term of the agreement and is non- cancelable.

5.           Employee Benefits.  Employee will be entitled to participate in any life, accident, health insurance, sick pay, vacation, 401(k) Plan, or other plan or benefits afforded by the

Company to its employees generally, subject to any waiting periods or qualifications applicable to its employees generally.  Nothing in this Agreement is intended or shall be construed to require the Company to institute any such plan or benefits.  Gap Health Insurance will be paid by Company for the term of employment that occurs after the Company Medical coverage is no longer able to cover Employee after age 65.

6.           Term.  Subject to the provisions for termination set forth below, the term (“Term”) of this Agreement will commence on the date hereof (“Commencement Date”) and will terminate on the third anniversary (“Termination Date”) of the Commencement Date.  The Employee’s employment will terminate prior to the expiration of the term on the occurrence of an Event of Involuntary Termination or an Event of Termination for Cause (collectively, “Event of Termination”) as provided below.  If this Agreement has not been terminated in accordance with its terms prior to the Termination Date, and Employee is then still employed by the Company, Employee’s employment will become an employment at will on the Termination Date and may be terminated at any time thereafter by either party upon at least thirty 30 days’ prior written notice.

(a)           Event of Involuntary Termination.  An Event of Involuntary Termination will occur if employee

(i)           Employee dies or  (ii)  Employee should be, or if determined by the Company’s Board of Directors in good faith will be, prevented from discharging his duties hereunder for a period of 60 consecutive calendar days or a cumulative period of 120 calendar days in any period of 240 consecutive calendar days as a result of Employee’s illness, accident or other disability (mental or physical);    the remaining terms of the contract will be paid to the employee’s named Beneficiary, Beverly Plummer, and all such payments shall be made in the form of non-employee compensation and shall not constitute in any way an employer-employee relationship between the Company and the Beneficiary.

(ii)           The Company elects to terminate Employee’s employment (other than as specified in clauses (i) and (ii) above and other than for an Event of Termination for Cause), which the Company may do effective at any time after the giving of a written notice to Employee, in which event the Company agrees to pay Employee all payments required to be made by the Company to Employee hereunder in the same amounts and at the same times that the Company would have been required to make such payments if Employee’s employment had continued for the entire term of the Employment Agreement.

(b)           Event of Termination for Cause.  The Company may terminate Employee for cause (“Event of Termination for Cause”), effective at any time after giving written notice to Employee.  The term “for cause” will mean the Employee’s:  (i) material breach of this Agreement, the Non-Competition Agreement, or any other agreements with the Company or the Buyer relating to non-competition, proprietary information, or employment; (ii) material failure to perform the duties and responsibilities of Employee’s employment, provided that Employee has received written notice from the Board of Directors of the Company or the Buyer of the specifics of such material failure and if such failure is capable of cure, Employee has not cured such failure within 30 days after such notice; (iii) conviction (including a plea of guilty or nolo contendere) of, any felony, a misdemeanor involving fraud, acts of dishonesty, or moral turpitude, or any other crime that the Board of Directors of the Company or the Buyer reasonably determines may have an adverse effect on the reputation of the Company or the Buyer or the performance of Employee’s duties;

(c)           No Voluntary Termination.  Employee shall have no right to terminate his employment during the Term and, in the event Employee terminates his employment in violation of this Agreement, all payments and benefits provided for hereunder will immediately terminate and the Company will have the right to pursue any and all other remedies that are available to it as a result of Employee’s breach of this Agreement.

7.           Deductions.  The Employee authorizes the Company to make such deductions and withholding from his compensation as are required by law or as the Company deducts or withholds for its employees generally, which deductions will include, without limitation, deductions for federal and state income taxes and Social Security.

8.           Rights and Benefits Personal.  The rights and benefits of the Employee under this Agreement are personal to him and no such rights or benefits will be subject to voluntary or involuntary alienation, assignment, or transfer.

9.           Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs, and disbursements in addition to any other relief to which it may be entitled.

10.           Severability.  Whenever there is any conflict between any provision of this Agreement and any statute, law, regulation, or judicial precedent, the latter will prevail, but in each such event the provisions of this Agreement thus affected will be curtailed and limited only to the extent necessary to bring them within the requirement of law.  If any part, section, paragraph, or clause of this Agreement is held by a court of proper jurisdiction to be indefinite, invalid, or otherwise unenforceable, the entire Agreement will not fail on account thereof, but the balance of this Agreement will continue in full force and effect unless such construction would be clearly contrary to the intention of the parties or would be unconscionable.

11.           Entire Agreement; Modification; Waiver.  This Agreement, the Non-Competition Agreement, and the Purchase Agreement constitute the entire agreement between the parties pertaining to the subject matter contained herein and supersede all prior and contemporaneous agreements, representations, and understandings of the parties.  No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by both parties.  No waiver of any of the provisions of this Agreement will be deemed to or will constitute a waiver of any other provisions, whether or not similar, nor will any waiver constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

12.           Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid, commercial overnight courier (such as Express Mail, Federal Express, etc.) with written verification of receipt or by telecopy. A notice shall be deemed given: (a) when delivered by personal delivery (as evidenced by the receipt); (b) seven days after deposit in the mail if sent by registered or certified mail; (c) one business day after having been sent by commercial overnight courier as evidenced by the written verification of receipt; or (d) on the date of confirmation if telecopied.

If to the Company:	Netcom Data Southern Corp.
15431 O’Neal Road
Gulfport, MS 39503
Attn: Reid Green
Telephone: 800-554-3317

With a copy to:	Nowalsky, Bronston, & Gothard
3500 N. Causeway Blvd., Suite 1442
Metairie, LA 70002
Attn: Leon Nowalsky
Telephone: 504-832-1984

With a copy to:

Attn:
Telephone:

If to the Employee:	William R. Plummer
980 Canton Street, Suite D
Roswell, GA 30075
Attn: Bill Plummer
Telephone: 404-569-1555

With a copy to:

Attn:
Telephone:

Either party may specify a different address by giving a written notice to the other party.

13.           Governing Law; Jurisdiction.  This Agreement will be construed in accordance with the laws of the State of Louisiana without giving effect to principals of conflicts of law, and the Employee consents to the exclusive jurisdiction and venue of the Louisiana state courts or any federal court having jurisdiction located in the State of Louisiana in any judicial proceedings relating to this Agreement.

14.           Assignment.  The Company will have the right to assign this Agreement to the Buyer in whole or in part and the Company or the Buyer shall have the right to assign this Agreement to any entity that acquires substantially all of the assets and business of the Company or the Buyer (whether such acquisition takes place as a merger, reorganization, share acquisition, acquisition of assets, or other transaction).  Employee may not assign his rights or delegate his duties under this Agreement.

15.           If, within the three (3) year Employment Agreement, Employee is terminated from day-to-day duties, without cause, the Company will continue to provide compensation as described under this Agreement.  Employee will continue to abide by the terms of this Agreement and cooperate with the Company in all respects.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

                            COMPANY:

                                                                                           Netcom Data Southern Corp., a Georgia corporation

                            By:    /s/ Walter Reid Green, Jr.
                            Its:         Treasurer

                            EMPLOYEE:

                               /s/ William R. Plummer
                                  William R. Plummer